UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mack-Cali Files Definitive Proxy Materials and Mails Letter to Stockholders

Highlights that Bow Street’s Nominations are an Attempt to Force a Sale of Mack-Cali’s Premium Suburban and Waterfront Office Assets at a Grossly Inadequate Price

Mack-Cali Poised to Create Significant Near-Term Value for Stockholders
with Substantial Runway for Sustainable Growth and Superior Returns

Stockholders Urged to Vote “FOR” All of Mack-Cali’s Qualified Nominees on the WHITE Proxy Card

JERSEY CITY, N.J. — April 29, 2019 — Mack-Cali Realty Corporation (NYSE: CLI) (the “Company”) today announced that it has filed definitive proxy materials, including its definitive proxy statement and white proxy card, with the U.S. Securities and Exchange Commission in connection with Mack-Cali’s Annual Meeting of Stockholders, scheduled for June 12, 2019, (the “Annual Meeting”). Mack-Cali stockholders of record as of the close of business on April 16, 2019 will be entitled to vote at the Annual Meeting.

In connection with its definitive proxy filing, the Company mailed a letter to stockholders setting the record straight as to why the unsolicited proposal from Bow Street Special Opportunities Fund XV, LP (“Bow Street”) and David Werner Real Estate Investments to acquire the Company’s suburban and waterfront office assets (the “Proposal”) is grossly inadequate, illusory, unworkable and not in the best interest of the Company or its stockholders. After careful and comprehensive consideration, in consultation with its financial and legal advisors, the Mack-Cali Board has unanimously rejected the Proposal. In response, Bow Street has launched a proxy contest seeking Board representation, in our view, to force an immediate fire sale of these premium assets or the entire Company, to the detriment of all other Mack-Cali stockholders. The Company believes that Bow Street’s unwillingness to engage in good faith discussions to amicably resolve this matter, including rejecting Mack-Cali’s proposal to add two of Bow Street’s independent director candidates to the Board, further underscores that its true objective is to profit at the expense of Mack-Cali and its other stockholders.

Under the leadership of the Mack-Cali Board of Directors and management team, the Company is successfully executing on its portfolio transformation and waterfront strategy to create a leading asset portfolio with strong NAV. By taking advantage of market dynamics in the Company’s office portfolio and continuing to execute on Mack-Cali’s multifamily development pipeline, the Company is well-positioned to accelerate earnings growth and narrow the gap between Mack-Cali’s NAV and stock price. Mack-Cali is confident that continuing to execute the Company’s strategic plan is the best way to maximize stockholder value at this time.

Mack-Cali strongly recommends that stockholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s 11 nominees.

The full text of the letter follows:

Dear Fellow Stockholder,

The Mack-Cali Board of Directors and management team have taken bold, decisive steps to transform your Company into a leading office and multifamily residential real estate owner with strong market share in its target markets. Through our Waterfront Strategy, over the last three plus years, we have divested approximately $2.2 billion of non-core assets (nearly $150 million per quarter), have acquired $846 million of class A office assets, and have acquired, delivered or are in the process of developing $3.0 billion of high-value multifamily properties on the New Jersey waterfront and other premier locations.  Our successful execution of this Waterfront Strategy has positioned Mack-Cali to continue to create significant near-term value for stockholders, with a substantial runway for sustainable growth and superior returns.

In advance of the Company’s upcoming Annual Meeting of Stockholders on June 12, 2019 (the “Annual Meeting”), you have an important decision to make regarding the future of Mack-Cali. As previously announced, Bow Street Special Opportunities Fund XV, LP (“Bow Street”), a New York based hedge fund, and David Werner Real Estate Investments (“DWREI”), a New York-based privately held real estate investment company, recently submitted an unsolicited proposal to acquire Mack-Cali’s suburban and waterfront office assets, hotel joint venture interests and retail assets at a price far below their fair market value, in a complex, unworkable transaction in which the Company’s residential assets would be spun-off to Mack-Cali stockholders as a newly-formed, publicly-traded REIT. After careful review and consideration, in consultation with its financial and legal advisors, the Mack-Cali Board of Directors unanimously rejected the proposal as grossly inadequate, illusory, unworkable and not in the best interests of the Company’s stockholders.

Now, Bow Street, a new Mack-Cali stockholder, has nominated four directors to stand for election to the Mack-Cali Board at the Annual Meeting, in our view, to advance its self-interested efforts to acquire Mack-Cali’s suburban and waterfront office assets without paying a full and fair price.

While the Board does not believe that the transaction proposed by Bow Street and DWREI is in the best interests of the Company’s stockholders, members of the Mack-Cali Board and management team engaged with them in an effort to avoid a costly and distracting proxy contest.   As part of this effort, the Company proposed to add to the Board two of the dissidents’ independent director candidates to be mutually agreed upon by Bow Street and the Company.  Unfortunately, Bow Street has rejected the Company’s efforts to amicably resolve this matter.

We believe that Bow Street’s refusal to agree to a good faith settlement demonstrates that, despite its self-serving statements about maximizing value for all Mack-Cali stockholders, the true objective of Bow Street’s proxy contest is to force the Company to sell its premium assets to Bow Street and DWREI at a grossly inadequate price, for their sole benefit and to the detriment of all other Mack-Cali stockholders.

Your vote is very important. The Mack-Cali Board of Directors recommends all Mack-Cali stockholders vote FOR the Board’s qualified nominees on the enclosed WHITE proxy card today.  Please simply discard and do NOT use any gold proxy cards you may receive from Bow Street.

Bow Street Is Attempting to Shortchange Mack-Cali Stockholders

and Prevent You from Realizing the Full Value of Your Investment

We believe that Bow Street has launched a proxy contest in an attempt to facilitate its grossly inadequate, self-interested proposal to acquire Mack-Cali’s suburban and waterfront office assets at a price far below their fair market value.

Bow Street’s Self-Interested Proposal Is Grossly Inadequate, Illusory, Unworkable and Not in the Best Interests of Mack-Cali Stockholders

After careful and comprehensive review and evaluation of Bow Street’s and DWREI’s proposal, in consultation with its financial and legal advisors, the Mack-Cali Board unanimously rejected the proposal as grossly inadequate, unworkable, illusory and not in the best interests of the Company’s stockholders.  The Board’s determination was based on a number of considerations, including:

•                  The proposal grossly undervalues the Company’s office assets.  Bow Street has indicated that Mack-Cali stockholders would receive cash consideration of $8-$10 per share in the proposed transaction, which implies an aggregate purchase price of approximately $2.4 billion to $2.6 billion for Mack-Cali’s suburban and waterfront office assets, hotel joint venture interests and retail assets that Bow Street and DWREI seek to acquire.  This purchase price implies a gross asset valuation for these assets that is significantly lower than management’s valuation of approximately $3.5 billion as of March 31, 2019, which includes a gross asset valuation of approximately $3.0 billion for Mack-Cali’s core office portfolio, as confirmed by an independent valuation of the Company’s core office portfolio recently performed by Holliday, Fenoglio Fowler, L.P. (“HFF”), a leading consultant and provider of capital markets transaction services to the commercial real estate industry.

•                  The proposal grossly overstates the value that would be delivered to Mack-Cali stockholders in the proposed transaction.  Bow Street claims that the proposed transaction would deliver immediate value of up to $27-$29 per share to Mack-Cali stockholders, consisting of: (1) net cash consideration of $8-$10 per share for the sale of the Company’s suburban and waterfront office portfolio; and (2) a distribution of shares of a newly formed, publicly-traded apartment REIT (“ResiCo”) comprised of Mack-Cali’s current multifamily portfolio with an aggregate net asset value (“NAV”) of $19.20 per share.  Bow Street’s calculations imply that ResiCo’s stock would have a trading value at least equal to ResiCo’s aggregate NAV of $19.20 per share.  However, the Company believes that there is a serious risk that ResiCo’s stock will be unable to achieve an attractive market valuation and will trade at a substantial discount to NAV.  The Company believes that Bow Street’s assumptions regarding ResiCo’s post-transaction trading levels are simply not realistic for a small-cap, highly leveraged multifamily REIT with limited cash flows, substantial development exposure and significant distribution obligations to a joint-venture investor (Rockpoint Group).

•                  The transaction premium specified in the proposal is illusory.  Bow Street claims that the transaction value of up to $27-$29 per share that would be delivered to Mack-Cali stockholders in the proposed transaction represents a 28%-37% premium to the Company’s unaffected trading value, and a 32%-41% premium to its three-month average trading price.  However, as discussed above, the Company believes that there is a serious risk that ResiCo’s stock would trade at a substantial discount to its NAV, in which case the total value that Mack-Cali stockholders would actually receive in the proposed transaction would be significantly less than $27-$29 per share, and could even be less than the current trading price of the Company’s common stock.  In light of this risk, any premium to the Company’s current or historic trading price allegedly represented by the proposed transaction is entirely illusory.

•                  The proposal does not take into account the cash flow constraints of Mack-Cali’s residential business.  The Company believes that the proposal fails to take into account the current cash flow constraints and significant multifamily development exposure of Mack-Cali’s residential business, which may result in ResiCo not being able to generate sufficient cash flows to support its operations.  Bow Street’s proposal fails to acknowledge that approximately one-third of ResiCo’s assets would consist of non-income producing land and development.  Simply put, NAV is not equivalent to cash and cannot be used to fund ResiCo’s multifamily development pipeline or pay meaningful dividends to its stockholders.

•                  The proposal contemplates a transaction structure that would create serious tax risks for Mack-Cali and its stockholders.  While Bow Street’s proposal suggests that the sale of the Company’s suburban and waterfront office assets would be accomplished in a “tax efficient structure,” the Company believes that the proposed transaction structure would create serious tax risks for the Company.  The Company’s preliminary analysis indicates that the proposed transaction could result in corporate-level tax liabilities for the Company in excess of $400 million.  The Company believes that, unless a sufficient cash reserve is set aside for these potential tax liabilities, they could raise serious solvency and/or fraudulent conveyance issues, which could potentially make ResiCo’s stock worthless.

•                  Bow Street has not provided any evidence of its ability to finance the proposed transaction.  Bow Street and DWREI have failed to provide any information that would demonstrate that they have an ability to finance the proposed transaction and related costs and expenses, including, among other things, the substantial tax exposure for the Company (as described above), breakage / prepayment costs for the Company’s senior unsecured notes and mortgage indebtedness, potential employee severance payments and various professional fees.  Based on the Company’s preliminary analysis, the total costs and expenses associated with the proposed transaction (net of the tax liabilities described above) are estimated to amount to approximately $140 million.  While Bow Street claims that the proposed cash consideration of $8-$10 per share represents “estimated net consideration to CLI stockholders after deal friction,” it has failed to explain how Bow Street and DWREI expect to fund these material transaction costs and expenses.

For these and other reasons, the Board of Directors has determined that Bow Street’s and DWREI’s proposal is unworkable, illusory in nature and unlikely to deliver aggregate consideration to stockholders that would be anywhere near the hypothetical value of up to $27.00 to $29.00 per share they have suggested.

Bow Street’s True Objective Is to Force a Sale of Mack-Cali’s Premium Office Assets at a Grossly Inadequate, Lowball Price

In its proxy materials, Bow Street claims that it has nominated a slate of independent director candidates to ensure that the Board “seriously evaluates” Bow Street’s proposal and any other proposals received by the Company “with the aim of maximizing value for all Mack-Cali stockholders.”  In our view, these self-serving statements are intended to create the false impression that Bow Street’s interests are aligned with those of other Mack-Cali stockholders and conceal the true objectives of its proxy contest.

Based on its public disclosure, Bow Street began to buy Mack-Cali stock in October 2018 and continued to increase its position in subsequent months, prior to approaching the Company in February 2019 to discuss the possibility of acquiring the Company’s suburban and waterfront office assets.  This timing raises serious concern that Bow Street’s investment in the Company and its subsequent proxy contest are nothing more than part of an activist “play” to force the Company to sell its premium assets to Bow Street and DWREI at a grossly inadequate, lowball price.

Notably, Bow Street’s proxy materials conveniently fail to disclose that, at a meeting with Messrs. Mack and DeMarco on March 27, 2019, Bow Street’s and DWREI’s representatives indicated that Bow Street would be willing to withdraw its director nominations if the Company agreed to sell certain of its office properties to Bow Street and DWREI at a “wholesale” price.  In our view, this clearly demonstrates that the true objective of Bow Street’s proxy contest is to force the Company to sell its premium assets to Bow Street and DWREI at a grossly inadequate price, for Bow Street’s and DWREI’s benefit and to the detriment of all other Mack-Cali stockholders.

Continuing to Advance the Company’s Transformation and Waterfront

Strategy Is the Best Way to Maximize Stockholder Value at This Time

In its proxy materials, Bow Street urges the Board of Directors to form a special committee of independent directors and immediately announce a strategic alternatives process to maximize stockholder value.  Bow Street seems to suggest that the Company’s only available alternative to maximize value is to engage in a strategic transaction.

In fact, the Mack-Cali Board of Directors is committed to continued stockholder value creation and considers all credible alternatives for maximizing value, including potential strategic transactions.  However, the Board of Directors does not believe that now is the right time for the Company to engage in a strategic transaction.  Rather, the Board believes that the Company should continue to focus on its ongoing transformation and Waterfront Strategy, which we expect to enable the Company to accelerate earnings growth and narrow the gap between the Company’s NAV and stock price.  In addition, the Company is ramping up its residential development activities and expects several new residential projects — which came online in 2018 and 2019 and have not reached stabilized occupancy yet — to start generating revenues in the upcoming quarters, thereby creating substantial value for stockholders.

The Board believes that the transaction proposed by Bow Street and DWREI would not account for the significant near-term value that the Company is poised to create through its continuing portfolio transformation and residential development activities.  The Board believes that continuing to execute the Company’s strategic plan will deliver value to stockholders that is far superior to, and without the substantial cost, risks and uncertainties associated with, the proposed transaction.

Your Board and Management Team Have Transformed Mack-Cali to Unlock Stockholder Value

At the beginning of 2015, our Board of Directors determined that Mack-Cali needed to transform itself to remain competitive and continue to deliver value for its stockholders.  To facilitate the changes needed, your Board installed a new management team, led by Michael J. DeMarco, which began to implement the Waterfront Strategy.  The new management team has restructured the Company to operate more efficiently and has repositioned its asset portfolio around higher quality properties in key markets.  Over the past three plus years, we have transformed Mack-Cali from a suburban real estate company operating in 27 disparate markets to a focused company with high-quality class A office and residential properties, primarily along the New Jersey waterfront.

Mack-Cali’s Waterfront Strategy Has Created a Leading Asset Portfolio with Strong NAV

Through our dual-platform Waterfront Strategy, we have created a leading portfolio of office and multifamily residential properties along the New Jersey waterfront, with strong market share and significant room for additional growth.  Our leading assets and the strong market conditions of the New Jersey waterfront have enabled us to achieve significant NAV growth above peers and our REIT office market index.  With 62% of our total NAV generated from our waterfront asset portfolio, we are confident that we will continue building on our strong momentum.

Realizing Significant Opportunities to Drive Near-term Growth and Outsized Returns

We have made significant progress in both our office and multifamily portfolios and believe we are well-positioned to accelerate earnings growth and narrow the gap between Mack-Cali’s NAV and stock price.  We are confident that by taking advantage of market dynamics in our office portfolio and continuing to execute on our multifamily development pipeline, we will drive significant net operating income (“NOI”) and funds from operations (“FFO”) growth.

We are taking several steps to capture this opportunity and deliver on the potential of our strategy, including:

•                  Improving rent profile: We expect to drive FFO growth as we increase rents and continue to lease vacant portions of our portfolio.  Our average in-place office portfolio base rent was $38.90 PSF as of December 31, 2018, as compared to the market rent average of $45.00 PSF, representing a 14% discount to market rents.  As we re-lease these spaces, we will have an opportunity to increase rents in-line with market averages and drive significant FFO growth.  Additionally, with 84.2% occupancy across our portfolio, there is substantial opportunity to lease vacancies at markets.

•                  Executing near-term residential development pipeline: Mack-Cali currently has more than 1,400 residential units under construction, as well as a near-term pipeline of approximately 2,400 units that it expects to complete in 2019 and 2020.  This pipeline is expected to generate total annual NOI of $74.1 million, significantly growing FFO.

•                  Ongoing portfolio transformation: During the first quarter of 2019, Mack-Cali executed approximately $1.3 billion of transactions to further transform its portfolio, including $698 million of dispositions of non-core assets and $586 million of acquisitions of assets in our target markets.  These acquisitions include our recently completed acquisition of Soho Lofts, a 377-unit apartment community in Jersey City’s Soho West neighborhood.  These transactions will dramatically shift our NOI mix toward a stronger residential portfolio.

Mack-Cali’s Director Nominees Have the Right Skills and Experience

to Continue to Oversee the Successful Execution of Our Strategy

Mack-Cali’s Board nominees are experienced leaders with the right skills and experience to oversee the successful execution of our Waterfront Strategy.  Eight of our 11 nominees are independent, and all of them bring expertise in areas critical to our business, including real estate investment, investment banking, REIT operational management, private equity investing, law and taxation, retail, finance, accounting and executive leadership.

Our Board of Directors regularly reviews opportunities to refresh itself with new directors to bring fresh perspectives to the boardroom.  To that end, in February 2019, the Mack-Cali Board announced a comprehensive process to refresh the composition of the Board to ensure it continues to have the right mix of knowledge, experience, skills and business acumen to direct the Company’s strategy going forward.  As part of that process, the Board and its Nominating and Corporate Governance Committee are actively seeking the most qualified director candidates with the goal of reducing average director tenure, increasing gender and racial diversity, and ensuring structured and orderly Board succession and continuity.

As a first step in its refreshment process, in February 2019, the Board announced the nomination of Lisa Myers, a partner at global consumer private equity firm L Catterton, and Laura Pomerantz, Vice Chairman and Head of Strategic Accounts at commercial real estate firm Cushman & Wakefield.  Ms. Myers and Ms. Pomerantz will bring critical legal, private equity, leasing and capital markets expertise to our Board, and we are confident that they are the right fit to help oversee our strategy.  Our Board is committed to continuing to identify similarly strong candidates who can help advance the Company’s strategic vision.

Protect the Value of Your Investment in Mack-Cali: Vote the WHITE Proxy Card Today

We believe that Bow Street is attempting to derail the significant progress achieved at Mack-Cali over the past three years by launching a costly and distracting proxy contest to facilitate Bow Street’s and DWREI’s self-interested, opportunistic proposal to acquire the Company’s premium assets at a grossly inadequate price, which would be detrimental to all other Mack-Cali stockholders.

By contrast, your Board nominees are dedicated to unlocking the full value and potential of the Company’s asset portfolio for the benefit of all Mack-Cali stockholders.  Your Board is active, engaged and fully committed to acting in your best interests.

Your vote is extremely important.  Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Mack-Cali by voting the WHITE proxy card to vote “FOR ALL” of the Company’s director nominees.  We urge you to vote today by telephone, online, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

It is up to you to decide the future of your investment in Mack-Cali.  Place your trust in the Board of Directors and management team who have taken bold steps to transform our Company and deliver enhanced value to all Mack-Cali stockholders.

Thank you for your continued support.

Sincerely,

Mack-Cali Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any Gold proxy card

sent to you by Bow Street, as doing so

will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country’s leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey.  Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city’s flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully-integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,”

“estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This press release may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company’s stockholders in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting.  The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC’s website, at www.sec.gov.  INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali, its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting.  Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company is set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company.  These documents, and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies are available at no charge on the Company’s website at https://www.mack-cali.com.

Contacts:

David Smetana

Mack-Cali Realty Corporation

Chief Financial Officer

(732) 590-1035

dsmetana@mack-cali.com

Deidre Crockett

Mack-Cali Realty Corporation

Senior Vice President,

Corporate Communications

and Investor Relations

(732) 590-1025

dcrockett@mack-cali.com

Proxy Solicitor:

Lawrence E. Dennedy

MacKenzie Partners, Inc.

(212) 929-5500

ldennedy@mackenziepartners.com

Media Contacts:

Andrew Siegel / Jonathan Keehner

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449